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                                                                   Exhibit 10.38
                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (this "Agreement") is entered into as of October 1, 1997 by and between WJAC, INCORPORATED, a Pennsylvania corporation ("WJAC") and STC BROADCASTING, INC., ("STC"), a Delaware corporation.

         WHEREAS, STC License Company, a Delaware corporation and a sister company to WJAC, is the licensee of WJAC-TV, Channel 6, Johnstown, Pennsylvania (the "Station");

         WHEREAS, WJAC desires to retain the services of STC in the management of the Station; and

         WHEREAS, STC desires to provide management services to WJAC for the Station.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Engagement. WJAC, as the owner of the Station, hereby retains STC to provide advice and consultation on the operation of the Station in accordance with and subject to the terms of this Agreement. STC shall devote such time and attention to the business and affairs of the Station as reasonably and prudently necessary or proper for the conduct of STC's duties hereunder.

2. Services. STC shall provide the following services to WJAC for a five-year period commencing October 1, 1997 and ending September 30, 2002 as follows:

                 (a) assist in preparation of the Station's operating and salary budgets and assist in cost controls of departmental budgets;

                 (b) advise and consult on selection of senior management of the Station, including general and sales managers and department managers;

                 (c) advise on the purchase of film and syndicated programming and program schedule changes for the Station;

                 (d) advise on the purchase of capital assets and development of a long-term program for capital replacement for the Station (including the implementation of HDTV operations);

                 (e) advise on negotiations with unions and talent contracts and the development of employee procedures and benefits for the Station and monitor the Station's compliance with their EEOC programs;

                 (f) assist in the identification of replacement employees and the training of new and present staff at the Station;

                 (g) assist in the development and maintenance of accounting systems, internal controls procedures and management reporting systems at the Station;



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                 (h)      assist in the daily operations and management of the
                          Station as reasonably requested by WJAC; provided, however, that nothing herein shall require STC to spend any specific amount of time on site at the Station;

                 (i) advise and provide assistance regarding employee benefits for the Station's employees;

                 (j) coordinate cash management system and communications with Station's senior lenders; and

                 (k) assist in the completion of the audit of the Station's financial statements and preparation of Federal and State tax returns.

    3. Payment for Services. Commencing October 1, 1997 and payable thereafter on the 1st day of each month until the termination of the services to be provided to WJAC pursuant to the terms of this Agreement, WJAC shall pay to STC at 3839 4th Street North, Suite 420, St. Petersburg, Florida 33703, or such other address as requested in writing by STC, the following monthly compensation:

                      October 1, 1997 through September 30, 1998         $15,000
                      October 1, 1998 through September 30, 1999         $15,750
                      October 1, 1999 through September 30, 2000         $16,538
                      October 1, 2000 through September 30, 2001         $17,364
                      October 1, 2001 through September 30, 2002         $18,233

                 The foregoing payments shall be subject to the covenants relating to financial performance as contained in the Credit Agreement dated as of February 28, 1997, as amended, among STC, as Borrower, the Lenders party thereto, NationsBank of Texas, N.A., as Documentation Agent, and The Chase Manhattan Bank, as Administrative and Syndication Agent, (the "Credit Agreement") or any replacement senior debt financing. Any payments due hereunder that are not permitted to be made by such covenants shall accrue and shall be paid to STC as soon as they are permitted to be paid in accordance with the terms of the Credit Agreement or any replacement senior debt financing. The compensation set forth above is to be paid in full consideration of all services to be rendered by STC under this Agreement.

    4. Limitation of Liability. STC's liability arising out of any failure by STC to perform the services set forth in Section 2 of this Agreement shall be limited to an appropriate reduction in the amount payable by WJAC to STC. STC shall not be liable to WJAC for any damages, either direct, indirect, consequential, special, incidental, actual, punitive, or any other damages, or for any lost profits of any kind or nature whatsoever, due to mistakes, accidents, omissions, interruptions, delays, or errors arising out of or relating to this Agreement; provided, however, that STC shall be liable, without limitation, for loss, damage or injury resulting from the gross negligence or intentional misconduct of STC.

    5. Termination. WJAC may terminate this Agreement without cause upon the sale of the Station. WJAC may terminate this Agreement at any time on thirty (30) days written notice based on any material failure by STC to perform its duties hereunder.






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    6.   Notices. All notices and communications required by this Agreement shall be required in writing, mailed by first-class registered or certified mail, addressed as follows:

             (i)  If to STC:

                          STC Broadcasting, Inc.
                          3839 4th Street North
                          Suite 420
                          St. Petersburg, Florida  33703
                          Attention: David A. Fitz

             (ii) If to WJAC:

                          WJAC, Incorporated
                          49 Old Hickory Lane
                          Johnstown, PA  15905
                          Attention: Marty Ostrow

    The parties shall have the right during the term of this Agreement to change their respective addresses; however, for such notice to be valid and effective, any such notice must be actually received (as evidenced by a return receipt). All payments made pursuant to this Agreement shall be made at the address at which notices are sent, unless otherwise specified in writing.

    7. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and executed by each party to this Agreement.

    8. Choice of Law. This Agreement shall be governed by and construed under and in accordance with the laws (but not the law of conflicts) of the State of New York.

    9. Authorization. Each party to this Agreement represents and warrants to each other party of this Agreement that the execution, delivery and performance of this Agreement have been validly authorized and constitutes a valid and binding agreement by and between WJAC and STC.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all of as the day and year first above written.

                                         WJAC, INCORPORATED

                                         By: /s/ Martin Ostrow
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                                             Martin Ostrow
                                             President

STC BROADCASTING, INC.

By:  /s/ David A. Fitz
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   David A. Fitz,
   Senior Vice President, Chief Financial
   Officer, Secretary